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                                                                   EXHIBIT 10.41



                           STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement (this "Agreement") is entered into by and between Banco Suquia S.A., domiciled at 25 de Mayo 160 (5000) Cordoba, Province of Cordoba, Republic of Argentina (hereinafter, the "SELLER"), and PM Holdings, Inc., domiciled at One American Row, Hartford, CT 06102, United States of America (hereinafter the "PURCHASER") (SELLER and PURCHASER hereinafter collectively, the "Parties", and individually, each as a "Party").

                                   WHEREAS

        SELLER and PURCHASER are shareholders of Emprendimiento Compartido S.A., a company duly organized and validly existing under the laws of the Republic of Argentina (hereinafter, "EMCO");

        SELLER owns 53.3525% of the issued and outstanding shares of capital stock and votes of EMCO (such shares owned by the SELLER collectively referred to as the "Stock");

        SELLER wishes to sell to PURCHASER and PURCHASER wishes to purchase the Stock; and

        The Parties wish to set forth herein the steps and procedures that will be taken in order to effect the sale to PURCHASER of the Stock and the other corporate matters described below.


NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree to execute this Agreement under the following terms and conditions:


        1.      SALE OF STOCK.

        Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1 below) SELLER will sell, and PURCHASER will purchase all of the Stock, consisting of 13,925,000 (Thirteen Million Nine Hundred Twenty-Five Thousand) common, nominative, non-endorsable Class "A" shares of 1 (one) vote per share and a par value of $ 1 (one peso) each, and with all the economic and political rights incorporated to them, all of which have been subscribed and fully
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paid-in and that together represent 53.3525% of the total issued and outstanding capital stock and votes of EMCO.

        2.      PURCHASE PRICE.

2.1 The purchase price for the Stock (the "Purchase Price") is US$29,500,000 (United States Dollars Twenty-Nine Million Five Hundred Thousand).

2.2     The Purchase Price shall be paid by PURCHASER to SELLER as follows:
(i) US$10,000,000 (United States Dollars Ten Million) will be paid on or before the last Banking Day (as defined in Section 2.4 below) corresponding to the period ending 180 (One Hundred Eighty) calendar days following the Closing Date (as defined in Section 3.1 below); (ii) US$10,000,000 (United States Dollars Ten Million) will be paid on or before the last Banking Day (as defined in Section 2.4 below) corresponding to the period ending 360 (Three Hundred Sixty) calendar days following the Closing Date; and (iii) US$9,500,000 (United States Dollars Nine Million Five Hundred Thousand) will be paid on or before the last Banking Day (as defined in Section 2.4 below) corresponding to the period ending 540 (Five Hundred Forty) calendar days following the Closing Date.

2.3 All payments to be made by PURCHASER pursuant to Section 2.2 hereunder shall bear interest at the rate of 7.06% (seven point zero six percent) per year as from the Closing Date and until those payments are made. Payment of accrued and unpaid interest shall be made simultaneously with each of the payments indicated in Section 2.2.

2.4 For all purposes hereof, "Banking Day" shall mean any day in which banks and financial institutions are open for all kinds of financial transactions in both New York, NY, United States of America and Buenos Aires, Argentina.

2.5 All payments to be made by PURCHASER pursuant to Sections 2.2 and 2.3 hereinabove shall be by wire transfer to the following bank account of the
SELLER: UBS AG Bank, Stamford, Ct., United States of America; swift addresses:
UBSWUS33, ABA: 026007993; account number 101-WA-347299000 (Banco Suquia S.A.), on the dates established in Section 2.2., and/or to any other bank account that SELLER may designate and notify PURCHASER of in writing from time to time at least five (5) business days prior to the affected wire transfer. All costs, fees and expenses associated


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with the above wire transfers shall be borne by the PURCHASER exclusively.

2.6     In the event that PURCHASER does not make the payments indicated in
Section 2.2 on any of the dates indicated therein, in addition to paying the interest indicated in Section 2.3 PURCHASER shall be obligated to pay interest for late payment at a rate of 9% (nine percent) per annum over any payment not made when due.

        3.      CLOSING.

3.1 The closing of the purchase and sale of the Stock hereunder shall be held at the offices of Baker & McKenzie, located at Leandro N. Alem Avenue 1110, 13th. floor, Buenos Aires, Republic of Argentina, on June 23, 1999 (the "Closing Date") at 9.00 a.m., or after that date if the Parties so agree in writing.

3.2 In order to implement and perfect the purchase and sale of the Stock, the following events shall take place on or before the Closing Date. Full compliance with these requirements is a condition precedent to the sale and purchase of the Stock:

        a) The certificates representing the Stock shall be delivered to PURCHASER by SELLER. A list of the certificates representing the Stock is attached hereto as ANNEX 1;

        b) A letter signed by a duly authorized representative of SELLER addressed to EMCO in which SELLER will inform EMCO of the sale of the Stock to PURCHASER and request the registration of the sale in the Stock Registry Book of EMCO, shall be delivered to EMCO, and which letter shall be in the form attached hereto as ANNEX 2, both in English and in Spanish;

        c) The principal and alternate directors and members of the Fiscalization Committee of EMCO designated by SELLER and in all the subsidiary companies thereof, all of whom are identified below in this Section 3.2 (c), shall deliver to EMCO and to the subsidiary companies thereof their written resignations, effective as of the Closing Date, which resignations will include a waiver by them of all claims against EMCO and/or its subsidiary companies for fees, reimbursement of expenses or any other reason whatsoever and which letters shall be in the form attached hereto as ANNEX 3, both in English and in Spanish. The directors and members of the Fiscalization Committee that shall deliver to EMCO the above mentioned resignations are Messrs. Mario C. Cuneo, Edgardo



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Cuppi, Ricardo A. Camandone, Roberto Labarthe, Ernesto Jose Tillard and Sergio
Mario Muzi;

        d) The shareholders of EMCO other than SELLER and PURCHASER (the "Remaining Shareholders") shall deliver to PURCHASER and to EMCO the corresponding approvals and/or waivers and/or releases required under the Shareholders' Agreement executed on January 8, 1998, by EMCO's shareholders (the "Shareholders' Agreement") in the form similar to the one attached hereto as ANNEX 4, both in English and in Spanish in order to enable PURCHASER to purchase the Stock. If those approvals and/or waivers and/or releases are not obtained and/or delivered to PURCHASER and to EMCO, SELLER must evidence to the full satisfaction of PURCHASER that it has sent the notices required under the Shareholders' Agreement to enable the Remaining Shareholders to exercise their rights to purchase the Stock and that the Remaining Shareholders have refused to do it and/or that the period contemplated under the Shareholders' Agreement has elapsed without the Remaining Shareholders having effectively exercised those rights;

        e) The sale of the Stock shall have been approved by the respective corporate authorities with power to approve it of both SELLER and PURCHASER;

        f) A Non-Competition Agreement substantially in the form of ANNEX 5 shall have been entered into by and between SELLER, Inversora del Suquia S.A. and PURCHASER;

        g) An agreement in the form in Spanish of the one set forth in ANNEX 6 for the continuation of EMCO's preferred provider relationship for life insurance with the SELLER until at least December 31, 2000, shall have been entered into by and between SELLER and EMCO; and

        h) An agreement for the provision of office space to EMCO's subsidiaries shall have been entered into by and between SELLER and EMCO in the form of the agreement in Spanish contained in ANNEX 7.

3.3 All of the documents, agreements, transactions, payments and transfers described above shall be considered to be accomplished simultaneously, it being the intention of the Parties that none of the documents shall be deemed to be delivered and none of the actions shall be deemed to be effective until all of such matters have been consummated, being these continuing obligations of the Parties.



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        4.      REPRESENTATIONS AND WARRANTIES.

4.1 SELLER represents and warrants to PURCHASER that as of the date hereof and on the Closing Date:

        a) That SELLER has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by SELLER of this Agreement has been duly authorized by all required corporate actions. This Agreement has been duly executed and delivered by SELLER, and constitutes a valid and binding obligation of SELLER, enforceable in accordance with its terms.

        b) That the Stock is free from any lien, embargo, attachment, pledge, guarantee, or other encumbrance and/or of any other action, measure or order that may prevent or limit in any way the transfer thereof in full property to the PURCHASER on the Closing Date. SELLER has not granted any options or offers to sell the Stock which remain valid, in force and binding on the SELLER on the date of execution of this Agreement, other than to the PURCHASER and, in general, has not entered into any other agreements with third parties with respect to the Stock.

        c) The execution and delivery by SELLER of this Agreement, the consummation of the transactions contemplated hereby and the performance by SELLER of this Agreement in accordance with its terms will not (i) require the approval, consent or action of, or the making of any filing or declaration with or the giving of any notice to, any person other than the notices, approvals, waivers and/or releases required by the Shareholders' Agreement to be issued by the Remaining Shareholders in accordance with Section 3.2 (d) hereof; or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, constitute (or with notice or lapse of time or both could constitute) a default under; or (iii) result in a breach or violation or default under any legal requirement applicable to SELLER; or (iv) result in the acceleration of the time for performance of any obligation under any of the following:

        (1) the By-laws, or any other organizing document of SELLER, as currently in effect or in effect on the Closing Date;

        (2) any lease or other contract, instrument or agreement, written or oral, to which SELLER is a party or by which it is otherwise bound or subject;



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        (3)     any judgment, decision, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, or similar body applicable to SELLER, any of the Stock, or the capital stock of any of the subsidiaries of EMCO; or

        (4) any law, statute, rule or regulation applicable to SELLER, any of the Stock, or any of the capital stock of any of the subsidiaries of EMCO.

        d) SELLER is the beneficial and record holder of, and has good and valid title to 13,925,000 (Thirteen Million Nine Hundred Twenty-Five Thousand) Class "A" common, nominative, non-endorsable shares of 1 (one) vote per share and a par value of $1 (one peso) each, which together represent 53.3525% of the total issued and outstanding capital stock and votes of EMCO. The Stock has been duly paid-in and has been validly issued. Upon delivery of the certificates representing the Stock, PURCHASER will receive good and valid title to all of the Stock.

        e) No regulatory filing, notices and/or approval requirements established by any agency of the Republic of Argentina or any other regulatory body are necessary or required in order to effect the sale of the Stock.

4.2     PURCHASER represents and warrants the following:

        a) PURCHASER has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by PURCHASER of this Agreement has been duly authorized by all required action of PURCHASER. This Agreement has been duly executed and delivered by PURCHASER, and constitutes a valid and binding obligation of PURCHASER enforceable in accordance with its terms.

        b) The execution and delivery by PURCHASER of this Agreement, the consummation of the transactions contemplated hereby and the performance by PURCHASER of this Agreement in accordance with its terms will not (i) require the approval, consent or action of, or the making of any filing or declaration with or the giving of any notice to, any person; or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under its By-laws, as currently in effect or any law, statute, rule or regulation applicable to PURCHASER.




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        c)      No regulatory filing, notices and/or approval requirements established by any agency of the Republic of Argentina, of the United States of America or any other regulatory body are necessary or required in order to effect the purchase of the Stock.

        5.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES-WAIVER.

5.1 All representations, warranties and covenants made by the Parties herein shall survive the Closing Date until the expiration of the applicable statute of limitations relating to any issue thereunder.

5.2 SELLER hereby waives any and all actions or claims of any nature whatsoever and to the fullest extent permitted by law that it may have against EMCO, PURCHASER and/or any of their respective Directors and officers in connection with or related to any claim or course of action SELLER may have or be entitled to as shareholders of EMCO.

        6.      APPLICABLE LAW AND JURISDICTION.

6.1 This Agreement shall be governed by and construed in accordance with the laws of the Republic of Argentina.

6.2 In the event of any disagreement, controversy or conflict in relation to the interpretation or performance of this Agreement, the Parties expressly agree to carry out an initial mediation process during a 30 (thirty) day term, submitting themselves to the Proceeding Rules and Ethic Code of the Enterprise Mediation and Arbitration Center ("Centro Empresarial de Mediacion y Arbitraje, Asociacion Civil"). The Parties shall be able to extend such term. The Parties shall be able to agree on alternate mediators and rules applicable to any disagreement, controversy or conflict. However, in the absence of such agreement, the mediators and rules indicated in the first sentence of this Section will apply.

6.3 If no agreement is reached, the dispute or unresolved partial aspects thereof, shall be submitted to arbitration with the "Tribunal Permanente de Arbitraje de la Camara Argentina de Comercio" of the City of Buenos Aires, and in accordance with its arbitration rules. The number of arbitrators shall be 3 (three), to be appointed 1 (one) by each Party and the third arbitrator by the President of the "Camara Argentina de Comercio" from the list of arbitrators provided by the "Camara Argentina de Comercio". The arbitral award, even if rendered in contumacy of one of the Parties because of the latter's failure to sign the arbitration commitment ("compromiso arbitral"),




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shall be enforced before the First Instance Commercial Courts of the City of
Buenos Aires in accordance with the rules of the Civil and Commercial Procedural Code applicable in that jurisdiction. The arbitration will take place in the City of Buenos Aires. The submission to arbitration implies the express waiver by the Parties to any judicial action to which they might be entitled as a consequence of the dispute subject to arbitration. No appeals will be allowed against the arbitral award, to which the Parties expressly waive.

        7.      NOTICES.

        All notices to be provided pursuant to this Agreement shall be in writing and delivered by hand, or sent by facsimile subsequently confirmed by an internationally recognized air courier, (e.g., DHL, UPS, Federal Express), and addressed as follows:

If to SELLER:     Banco Suquia S.A.
                  25 de Mayo 160
                  (5000) Cordoba
                  Province of Cordoba
                  Republic of Argentina
                  Att: Mr. Alberto E. Verra
                  Telefax: (54351) 4200316


With copy to:     Estudio Carri, Perez, Ferla & Muzi
                  Rivadavia 57 3rd. floor office "T"
                  (5000) Cordoba
                  Province of Cordoba
                  Republic of Argentina
                  Att. Mr. Carlos Ferla
                  Telefax: (54351) 4210872 / 42126027




If to PURCHASER:    PM Holdings, Inc.
                    One American Row
                    Hartford, CT 06102
                    United States of America
                    Att: Mr. John J. C. Herndon
                    Telefax: (1-860) 403-7806


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With copy to:       PM Holdings, Inc.
                    One American Row
                    Hartford, CT 06102
                    United States of America
                    Att: Carole Masters, Esq.
                    Telefax: (1-860) 403-7806

and with copy to:   Baker & McKenzie
                    Leandro N. Alem Avenue 1110, 13th. floor
                    (1001) Buenos Aires
                    Republic of Argentina
                    Att: Mr. Avelino Rolon
                    Telefax: (54-11) 4310-2299

        The addresses and facsimile numbers or notifications given pursuant to this Agreement may be changed by means of a written notice to each of the Parties at least fifteen (15) days prior to the effective date of such change.


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                                                                         6/23/99


        IN WITNESS WHEREOF, two (2) counterparts of this Agreement are hereinbelow signed by the Parties.




 /s/   Mario C. Cuneo                      /s/   Alberto E. Verra
----------------------------------        -----------------------------------
 By: Banco Suquia S.A.                     By: Banco Suquia S.A.
 Name: Mario C. Cuneo                      Name: Alberto E. Verra
 Position: Attorney-in-Fact                Position: Attorney-in-Fact
 Date: June 23, 1999                       Date: June 23, 1999





 /s/   John J. C. Herndon
----------------------------------
 By: PM Holdings, Inc.
 Name: John J. C. Herndon
 Position: Attorney-in-Fact
 Date: June 23, 1999